As filed with the Securities and Exchange Commission on July 31, 2009
Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

America Service Group Inc.
(Exact name of registrant as specified in its charter)

Delaware	51-0332317
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
105 Westpark Drive, Suite 200
Brentwood, Tennessee, 37027
(Address of Principal Executive Offices including Zip Code)
America Service Group Inc.
2009 Equity Incentive Plan
(Full title of the plan)
J. Scott King
105 Westpark Drive, Suite 200
Brentwood, TN 37027
(Name and address of agent for service)
(615) 376-1323
(Telephone number, including area code, of agent for service)
Copy to:
G. Roth Kehoe II
Hunton & Williams LLP
Bank of America Plaza
600 Peachtree Street
Atlanta, GA 30308
(404) 888-4056
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Title of Each		Proposed Maximum	Proposed Maximum
Class of Securities	Amount To Be	Offering Price	Aggregate	Amount Of
To Be Registered	Registered (1)	Per Share(2)	Offering Price(2)	Registration Fee
Common Stock, $0.01 par value per share (“Common Stock”)	500,000 shares	$15.905	$7,952,500	$443.75

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional shares of Common Stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)	Estimated solely for the purpose of computing the registration fee. In accordance with Rules 457(h)(1) and 457(c) promulgated under the Securities Act, the maximum offering price per share and maximum aggregate offering price shown are based upon the average of the high and low sales prices reported for the registrant’s Common Stock on the NASDAQ Stock Market on July 29, 2009, which was $15.905 per share.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The document(s) containing the information specified in this Part I will be sent or given to participants under the America Service Group Inc. 2009 Equity Incentive Plan (the “Plan”) as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the “Note” to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement on Form S-8 (the “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 3. Incorporation of Documents by Reference.
     The following documents filed by America Service Group Inc. (the “Company”) with the Commission are incorporated herein by reference and made a part hereof:
          1. The Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Commission on March 5, 2009.
          2. The Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2009, filed with the Commission on May 1, 2009.
          3. The Company’s Quarterly Report on Form 10-Q for the quarter and six months ended June 30, 2009, filed with the Commission on July 30, 2009.
          4. The Company’s Current Reports on Form 8-K filed with the Commission on January 27, 2009; February 13, 2009; March 3, 2009; March 13, 2009; June 10, 2009; June 12, 2009 and July 29, 2009.
          5. The description of the Common Stock contained in the Registration Statement on Form 8-A (File No. 0-19673) filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on November 18, 1991.
     All documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
     Not Applicable.
Item 5. Interests of Named Experts and Counsel.
     Not Applicable.
Item 6. Indemnification of Directors and Officers
     Section 102 of the Delaware General Corporation Law (the “DGCL”) allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.
     Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is, or is threatened to be, made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful, provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.
     As permitted by Section 102 of the DGCL, Article Tenth of the Company’s Amended and Restated Certificate of Incorporation, as amended, provides that no director of the Company will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that such provision does not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (or the corresponding provision of any successor act or law); or (iv) for any transaction from which the director derived an improper personal benefit.
     As permitted by the DGCL, the Amended and Restated By-Laws of the Company (the “By-Laws”) provide that the Company shall indemnify and hold harmless to the fullest extent permitted by law any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, losses, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Pursuant to the By-Laws, if an action is by or in the right of the corporation, no indemnification shall be made if the person in question is adjudged liable to the Company, unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action suit or proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such liability which the Court of Chancery or such other court shall deem proper. The By-Laws also provide that the Company may, by action of its Board of Directors, grant rights to indemnification and advancement of expenses to employees and agents of the Company with the same scope and effect as the indemnification and advancement of expenses provided to the Company’s directors and officers pursuant to the By-Laws.
     The By-Laws also provide that (i) the indemnification provisions cover both present and former directors and officers, (ii) eligible directors and officers may compel indemnification by the Company; and (iii) subject to certain limitations and procedural requirements, the Company is obligated to advance expenses when indemnification is available to an officer or director. Pursuant to the By-Laws, indemnification and advancement of expenses provided by or granted pursuant to the By-Laws to directors and officers of the Company are contract rights which vest upon such director or officer taking office. Pursuant to the By-Laws, any repeal, amendment or modification of this contract right provision will not adversely affect any right or protection of any present or former director or officer in respect of any act or omission occurring prior to the time of such repeal, amendment or modification.
Item 7. Exemption from Registration Claimed.
     Not Applicable.
Item 8. Exhibits.

4.1	Amended and Restated Certificate of Incorporation of America Service Group Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the three-month period ended June 30, 2002).

4.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of America Service Group Inc. (incorporated herein by reference to Exhibit 3.4 to the Company’s Quarterly Report on Form 10-Q for the three month period ended June 30, 2004).

4.3	Amended and Restated By-Laws of America Service Group Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on March 3, 2009).

5.1	Opinion of Hunton & Williams LLP as to the legality of the securities being registered (filed herewith).

10.1	America Service Group Inc. 2009 Equity Incentive Plan (incorporated by reference from Annex A to the Company’s Definitive Proxy Statement, filed with the Commission on April 30, 2009).

23.1	Consent of Ernst & Young LLP (filed herewith).

23.2	Consent of Hunton & Williams LLP (included as Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

Item 9. Undertakings
     (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act,
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the law or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement,
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
          (2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee, on this 31st day of July, 2009.

America Service Group Inc. (Registrant)
By:	/s/ MICHAEL W. TAYLOR
Michael W. Taylor
Director, Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated. Each of the directors of America Service Group Inc. whose signature appears below hereby appoints Michael W. Taylor and Richard Hallworth, and each of them individually, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission any and all amendments, including post-effective amendments to this registration statement, making such changes in the registration statement as appropriate, and generally to do all such things in their behalf in their capacities as directors to enable America Service Group Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

Signature	Title	Date

/s/ RICHARD HALLWORTH Richard Hallworth	Director, President and Chief Executive Officer (Principal Executive Officer)	July 31, 2009

/s/ MICHAEL W. TAYLOR Michael W. Taylor	Director, Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	July 31, 2009

/s/ RICHARD D. WRIGHT Richard D. Wright	Director, Chairman of the Board	July 31, 2009

/s/ BURTON C. EINSPRUCH Burton C. Einspruch	Director	July 31, 2009

/s/ WILLIAM M. FENIMORE, JR. William M. Fenimore, Jr.	Director	July 31, 2009

Signature	Title	Date

/s/ JOHN W. GILDEA John W. Gildea	Director	July 31, 2009

/s/ JOHN C. MCCAULEY John C. McCauley	Director	July 31, 2009

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of America Service Group Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the three-month period ended June 30, 2002).

4.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of America Service Group Inc. (incorporated herein by reference to Exhibit 3.4 to the Company’s Quarterly Report on Form 10-Q for the three month period ended June 30, 2004).

4.3	Amended and Restated By-Laws of America Service Group Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on March 3, 2009).

5.1	Opinion of Hunton & Williams LLP as to the legality of the securities being registered (filed herewith).

10.1	America Service Group Inc. 2009 Equity Incentive Plan (incorporated by reference from Annex A to the Company’s Definitive Proxy Statement, filed with the Commission on April 30, 2009).

23.1	Consent of Ernst & Young LLP (filed herewith).

23.2	Consent of Hunton & Williams LLP (included as Exhibit 5.1).

24.1	Power of Attorney (included on signature page).